SCHEDULE 13G






UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No.         )*


Meredith Corp.
(Name of Issuer)


Class A Common Stock
(Title of Class of Securities)


589433101
(CUSIP Number)


January 31, 2018
(Date of Event Which Requires Filing of this Statement)


Check appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]Rule 13d-1(b)

[ x ] Rule 13d-1(c)

[  ]Rule 13d-1(d)


*

The remainder of this cover page shall be filled out for a reporting person s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934
(Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No. 589433101





  1.
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

Koch Industries, Inc.

  2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) [  ]
(b)  [  ]
  3.
SEC USE ONLY

  4.
CITIZENSHIP OR PLACE OF ORGANIZATION

Kansas, USA
NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
  5.    SOLE VOTING POWER

        2,500,000 shares


  6.    SHARED VOTING POWER

        0 shares

  7.    SOLE DISPOSITIVE POWER

         2,500,000 shares

  8.    SHARED DISPOSITIVE POWER

        0
   9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 2,500,000 shares
10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

[  ]
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.9%
12.
TYPE OF REPORTING PERSON (See Instructions)

CO




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CUSIP No. 589433 10 1


Item
1(a)

Name of Issuer: Meredith Corporation


1(b)

Address of Issuer s Principal Executive Offices:




1716 Locust Street
Des Moines, IA 50309


Item
2(a)

Name of Person Filing:





Koch Industries, Inc.


2(b)

Address of Principal Business Office or, if none, Residence:




4111 E. 37th Street North
Wichita, KS 67220


2(c)

Citizenship:




Kansas, USA


2(d)

Title of Class of Securities




Class A Common Stock


2(e)

CUSIP Number:    589433101


Item 3

If this statement is filed pursuant to Section 240.13d-1(b), or 240.13d-2(b) or
(c), check whether the person filing is a:




			Not Applicable
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CUSIP No. 589433 10 1

Item 4

Ownership:





4(a)

Amount beneficially owned:   2,500,000 shares





4(b)

Percent of Class:  5.9%





4(c)

Number of shares as to which Koch Industries, Inc. has:




(i)
Sole power to vote or to direct the vote:  2,500,000 shares



(ii)
Shared power to vote or to direct the vote:  0




(iii)
Sole power to dispose or to direct the disposition of:   2,500,000 shares




(iv)
Shared power to dispose or to direct the disposition of: 0


Item 5

Ownership of Five Percent or Less of a Class:


 Not Applicable.


Item 6

Ownership of More than Five Percent on Behalf of Another Person:


Not Applicable.


Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:



Koch Industries, Inc. is filing this Form 13G on behalf of its indirect, wholly-owned subsidiary, KED MDP Investments, LLC.


Item 8

Identification and Classification of Members of the Group:


Not Applicable.


Item 9

Notice of Dissolution of Group:


Not Applicable.


Item 10

Certification:





By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Section 240.14a-11.

The filing of this statement should not be construed as an admission that the reporting person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.


       After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is
	true, complete and correct.








By:
/s/ Raffaele Fazio



Name:  Raffaele Fazio



Title:   Assistant Secretary






 Date:	February 5, 2018

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

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